Exhibit 99.3

Joby Aviation Announces Closing of Business Combination with Reinvent Technology

Partners to Become Publicly Traded Company

•	First U.S.-based eVTOL company listed on public market to begin trading on NYSE under ticker “JOBY” on August 11, 2021

•	Proceeds raised plus cash on balance sheet as of March 31, 2021, equaling approximately $1.6 billion are expected to fund Joby through initial commercial operations

Santa Cruz, Calif., August 10, 2021 – Joby Aviation, Inc. (“Joby” or the “Company”), a California-based company developing all-electric aircraft for aerial ridesharing, announced today that Joby Aero, Inc. completed its previously announced business combination with Reinvent Technology Partners (“RTP”) (NYSE: RTP), a special purpose acquisition company that takes a “venture capital at scale” approach to partnering with bold leaders and companies. Upon the completion of the transaction, RTP changed its name to “Joby Aviation, Inc.” Joby’s common stock and warrants will commence trading on the New York Stock Exchange (“NYSE”) on August 11, 2021, under the ticker symbols “JOBY” and “JOBY WS,” respectively.

“Aviation connects the world in critically important ways but today it does that at the expense of our planet,” said JoeBen Bevirt, founder and CEO at Joby. “By taking Joby public we have the opportunity to drive a renaissance in aviation, making emissions-free flight a part of everyday life. This is our generation’s moonshot moment, and at Joby we’re proud to be leaning in.”

Reid Hoffman, LinkedIn Co-Founder and Co-Lead Director of RTP, added, “With its advanced technology, we believe Joby is ‘Tesla meets Uber in the air’ and the clear leader in the eVTOL and aerial ridesharing space. We believe Joby is well-positioned with capital to be the first company to certification and commercialization. Closing this business combination accelerates Joby’s roadmap, and we look forward to supporting JoeBen and Joby’s world-class team in executing on their vision.”

Joby’s leadership in the sector is demonstrated by:

•	Technological Advantage

•	More than 1,000 test flights completed

•	Record 154-mile flight flown in July

•	Low-noise footprint targets demonstrated in several recent films

•	Progress Toward Certification

•	First and only eVTOL company to have agreed to a “G-1” certification basis with the Federal Aviation Administration (FAA)

•	First eVTOL to be awarded an airworthiness status by the U.S. Air Force

•	First steps taken toward becoming the first eVTOL airline with application for Part 135 Air Carrier Certificate issued by the FAA

•	Key Strategic Partnerships

•	Partnership with Uber recently extended, following 2020 acquisition of Elevate

•	Strategic partnership with Toyota provides production expertise

•	Range of infrastructure partnerships signed in 2021, including Reef Technology

•	US Air Force “Agility Prime” Program offers important revenue and testing opportunities

•	eCredits partnership with JetBlue Airways and Signature Flight Support paves way towards incentive scheme for rapid decarbonisation of air travel

This transaction values Joby at $4.5 billion enterprise value, with proceeds raised plus cash on the balance sheet as of March 31, 2021 equaling approximately $1.6 billion. The proceeds are expected to fund Joby through initial commercial operations.

To memorialize the completion of the business combination, Joby will ring the opening bell at the NYSE at 9:30 a.m. ET on August 11, 2021. A live stream of the event and replay can be accessed by visiting https://www.nyse.com/bell. The Company’s revolutionary eVTOL aircraft will be exhibited outside the NYSE between 8:30 a.m. and 11:30 a.m. ET on August 11, 2021. Members of the public are warmly invited to visit the aircraft.

Advisors

Morgan Stanley & Co. LLC and Allen & Company LLC served as placement agents on the PIPE transaction. Morgan Stanley & Co. LLC and Allen & Company LLC served as financial advisors to Joby, and Latham & Watkins LLP served as legal advisor. Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to RTP.

About Joby

Joby Aviation, Inc. is a California-headquartered transportation company developing an all-electric vertical take-off and landing aircraft which it intends to operate as part of a fast, quiet, and convenient air taxi service beginning in 2024. The aircraft, which has a range of 150 miles on a single charge, can transport a pilot and four passengers at speeds of up to 200 mph. It is designed to help reduce urban congestion and accelerate the shift to sustainable modes of transit. Founded in 2009, Joby employs more than 800 people, with offices in Santa Cruz, San Carlos, and Marina, California, as well as Washington D.C. and Munich, Germany. To learn more, visit www.jobyaviation.com.

About Reinvent Technology Partners

Reinvent Technology Partners is a special purpose acquisition company led by Reid Hoffman, Mark Pincus and Michael Thompson, that takes a “venture capital at scale” approach. RTP was formed to support a technology business to innovate and achieve entrepreneurship at scale by leveraging its team’s operating expertise as founders of iconic technology companies, their experience building companies as advisors and board members, and the capital it raised.

Forward Looking Statements

This Press Release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” in “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Press Release, including but not limited to: (i) the outcome of any legal proceedings that may be instituted against the Company related to the transaction, (ii) the price of the Company’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which the Company operates, variations in operating performance across competitors, and changes in laws and regulations affecting the Company’s business, (ii) the ability to implement business plans, forecasts, and other expectations and to identify and realize additional opportunities, and (iii) the risk of downturns and a changing regulatory landscape in the highly competitive aviation industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of RTP’s definitive proxy statement/final prospectus dated July 16, 2021 and filed by RTP with the SEC on July 16, 2021 and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company gives no assurance that it will achieve its expectations.

Contacts:

Investors:

investors@jobyaviation.com

+1-831-201-6006

Media:

Joby: press@jobyaviation.com

Mojgan Khalili

+1-408-489-4015

Reinvent Technology Partners: Ed Trissel / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

+1-212-355-4449